EXHIBIT 10.1

OPTION AGREEMENT

BETWEEN

VICTORIA GOLD CORP.

-and-

GOLD BAG INC.

October 1st, 2010

WATABEAG AND RUSSELL CREEK PROPERTIES
TIMMINS MINING DISTRICT, ONTARIO

OPTION AGREEMENT

THIS AGREEMENT made effective the 1st day of October, 2010

AMONG:

VICTORIA GOLD CORP., a corporation formed under the laws of the Province of British Columbia and having an office for business located at 80 Richmond Street West, Suite 303, Toronto, Ontario M5H 2A4

(the “Optionor”)

AND:

GOLD BAG INC., a corporation formed under the laws of the State of Nevada, having an office for business located at 4695 MacArthur Court, Suite 1430, Newport Beach, California 92660

(the “Optionee”)

WHEREAS:

A.
The Optionor is the registered and beneficial owner of (i) 8 mining claims located in Currie Township, Timmins Mining District, Ontario known as the Watabeag Property, (ii) 8 mining claims located in Bowman Township, Timmins Mining District, Ontario known as the Russell Creek Property and certain related assets as more particularly defined herein (collectively the “Project”); and

B.	The Optionor has determined to grant the Optionee the exclusive right to earn a 100% interest in the Project, subject only to the Royalty, on and subject to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

Article 1
INTERPRETATION
Definitions

1.1   For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)
“Aboriginal Peoples” shall mean any peoples native to Canada that Claim or have a right or interest in or to the Project that is dependent upon constitutional or other lawful non-contractual rights or powers;

(b)
“Affiliate” means, in respect of a particular entity, any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with that particular entity.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise;

(c)
“Applicable Law” means any applicable federal, territorial, or local statute, regulation, rule, by-law, ordinance, order; policy or consent, including the common law, as well as any other enactment, treaty, official directive or guideline issued by a Governmental Authority and the terms and conditions of any permit, license or similar document or approval issued by a Governmental Authority, and shall also include any order, judgment, decree, injunction, ruling, award or declaration, or other decision of whatsoever nature of a court, administrative or quasi-judicial tribunal, an arbitrator or arbitration panel or a Governmental Authority of competent jurisdiction that is not subject to appeal or that has not been appealed within the requisite time therefor;

(d)	“Area of Interest” shall have the meaning ascribed thereto in ARTICLE 8 hereof;

(e)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, on which the principal commercial banks located at Toronto, Ontario are open for business during normal banking hours;

(f)
“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees and all reasonable Costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

(g)
“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores, for other than testing purposes, has operated for a period of thirty (30) consecutive production days at an average rate of not less than 60% of design capacity or, if a concentrator is not erected on the Project, when ores have been produced for a period of thirty (30) consecutive production days at the rate of not less than 60% of the mining rate specified in a feasibility study recommending placing the Project in Commercial Production but specifically excludes the milling of ores for the purpose of testing or milling (to a maximum of 500 tons) by a pilot plant or milling during an initial tune-up period of a plant;

(h)	“Confidentiality” means to maintain in confidence and not to disclose the applicable information to third parties, and “Confidential” and “Confidence” shall have similar meanings;

(i)
“Costs” means any and all damages, including exemplary and punitive damages, losses, including economic losses, costs, expenses, liabilities and obligations of whatsoever kind, direct or indirect, including fines, penalties, interest, lawyers' fees and disbursements and taxes thereon;

(j)
“Encumbrances” means any pledge, lien, restriction, charge, security agreement, lease, conditional sale, title retention agreement, mortgage, encumbrance, assignment by way of or in effect as security, or any other security interest, and any option or adverse Claim, of any kind or character whatsoever;

(k)
“Environmental Laws” means all Applicable Laws relating to the protection of the environment, including air, soil, surface water, ground water, biota, wildlife or personal or real property, or to employee and public health and safety, and includes those Environmental Laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property;

(l)
“Exploration and Development” means, inter alia, all direct and indirect property preparation, exploration, analysis (and activities incident thereto), administration and filing work and expenditures conducted and incurred by the Optionee, at its instruction, or on its behalf, or by assignment to another party, for the purpose of determining the existence of mineral deposits of a commercial nature on the Project;

(m)
“Exploration Expenditures” will include all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration and development of the Project, including without limitation monies expended in maintaining the claims comprised in the Project in good standing by doing and filing assessment work, in acquiring claims under ARTICLE 8 hereof in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, in acquiring facilities, in paying the fees, wages, salaries, travel expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Project, in paying for the food, lodging and other reasonable needs of such persons, and in supervision of management of all work done with respect to and for the benefit of the Project.  Any Exploration Expenditures in excess of the minimum requirements under this Agreement for a particular period shall be carried forward and applied to the expenditure required for subsequent periods.  In the event that the Optionor disputes any Exploration Expenditures, the Optionor may notify the Optionee thereof in writing and the Optionee shall provide the Optionor with reasonable access to its books and records relating to the disputed Exploration Expenditures for the purpose of conducting an audit of same, which shall be performed at the expense of the Optionor by a designated Canadian accountant acceptable to the Optionee, acting reasonably.  In the event that the amount of Exploration Expenditures reported by the auditor are less than those reported by the Optionee, the Exploration Expenditures shall be deemed to be that lower figure and, if (but only if) the discrepancy is greater than 10%, the Optionee shall be responsible for paying the costs of such report;

(n)	“Governmental Authority” or “Governmental Authorities” means all applicable federal, territorial and municipal agencies, boards, tribunals, ministries and departments;

(o)	“Indemnified Party” and “Indemnifying Party” shall have the meanings ascribed thereto in Section 11.1 hereof;

(p)	“Infertile Property” shall have the meaning ascribed thereto in ARTICLE 9 hereof;

(q)	“Material Contract” means any contract or commitment, whether oral or written, to which the Optionor is bound or in respect of which the Optionor may have liability and that relates to the Project;

(r)
“Mineral Claims” means, collectively, those (i) 8 mining claims located in Currie Township, Timmins Mining District, Ontario, and (ii) 8 mining claims located in Bowman Township, Timmins Mining District, Ontario, all as further described in Schedule “A” hereto;

(s)
“Miscellaneous Interests” means the interests of the Optionor in all property, assets and rights (other than the Mineral Claims) ancillary to the Mineral Claims to which the Optionor is entitled including, but not limited to, the interests of the Optionor in

(i) any Studies,

(ii)
all subsisting rights to enter upon, use and occupy the surface of any lands forming part of the Mineral Claims or of any lands to be traversed in order to gain access to any of the lands forming part of the Mineral Claims,

(iii)	all assignable permits, licenses and authorizations relating to the Mineral Claims, and

(iv)	all books, records, data and other information relating to the Mineral Claims, including accounting records, plans, drawings and specifications,

but not including any pre-paid expenses or deposits relating to the Mineral Claims;

(t)	“Net Smelter Returns” shall mean the net amount shown due by the smelter or other place of sale from the sale of mineral products, as indicated by its returns or settlement sheets, after payment of

(i) smelter and refining charges,

(ii) government imposed production and ad valorem taxes (excluding taxes on income),

(iii)
ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates.  In the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred beyond the point at which the metal being treated is in solution, shall be considered as treatment charges,

(iv)
any and all transportation and insurance costs which may be incurred in connection with the transportation of ore or concentrates, ex headframe in the case of ores and ex mill or other treatment facility in the case of concentrates or other products, and

(v) all umpire charges which the purchaser may be required to pay;

(u)	“Notice” shall have the meaning ascribed thereto in ARTICLE 17 hereof;

(v)	“Operator” means the party that is entitled to direct Exploration and Development and/or other mining work, including work plans and budgets to be implemented, in respect of the Project;

(w)	“Option Period” means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(x)	“Option” means the Optionee’s option to acquire a 100% interest in and to the Project, as more particularly described in ARTICLE 3 hereof;

(y)	“Permitted Encumbrances” means

(i)
easements, rights of way, servitude and similar rights in land including, but not limited to, rights of way and servitude for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric power, telephone, telegraph and cable television conduits, poles, wires and cables,

(ii)
the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or permit forming part of the Project, or by any statutory provision, to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance of them, as well as all other reservations, limitations, provisos and conditions in any original grant from Governmental Authorities,

(iii)
the right of any Governmental Authority to levy taxes on minerals or the revenue therefrom and governmental restrictions on production rates on the operation of a mine on the Project, as well as all other rights vested in any Governmental Authority to control or regulate the Project pursuant to Applicable Laws,

(iv) any liens, charges or other Encumbrances

		i.	for taxes, assessments or governmental charges,

ii.
incurred, created and granted in the ordinary course of business to a public utility or Governmental Authority in connection with operations conducted with respect to the Project, but only to the extent those liens relate to Costs for which payment is not due, and

	(v)	any other rights or Encumbrances consented to in writing by the Optionee or granted by the Optionee;

(z)
“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation or other body corporate, union, Governmental Authority and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

(aa)
“Programs” means the plans, including budgets, for every kind of work done on or in respect of the Project by or under the direction of or on behalf of or for the benefit of a party, and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims to lease or patent, reporting, and all other work usually considered to be prospecting, exploration, development and mining work;

(bb)	“Project” means collectively

(i)
the Mineral Claims, including all replacement or successor mineral claims and leases thereto and all mineral claims, leases and other mining interests derived from any such concessions, as well as any additional claims pursuant to ARTICLE 8 hereof, and

	(ii)	the Miscellaneous Interests;

(cc)	“Royalty” shall have the meaning ascribed thereto in Section 4.1 hereof;

(dd)	“Studies” means any and all studies pertaining to the Project, including all

	(i)	studies relating to geological, geochemical, geophysical and similar activities as well as resource, reserve, mining and product quality studies, and

	(ii)	socio-economic, environmental, transportation, infrastructure, power, market and financial studies;

(ee)
“Substance” means any contaminant, pollutant or hazardous substance that is likely to cause harm or degradation to the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law; and

(ff)
“Successors” means successors and includes any successor continuing by reason of amalgamation or other reorganization and any Person to which assets are transferred by reason of a liquidation, dissolution or winding-up.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2   The headings and Section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section References and Schedules

1.3   Any reference to a particular “Article”, “Section”, “paragraph”, “clause” or other subdivision is to the particular Article, Section, paragraph, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.  The Schedules to this Agreement are as follows:

Schedule “A”    Project

Severability of Clauses

1.4   If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

Currency

1.5   All references herein to currency are references to Canadian dollars.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND
COVENANTS

Representations of the Optionor

2.1   The Optionor represents and warrants to and covenants with the Optionee, with the knowledge that the Optionee relies upon same in entering into this Agreement, that:

(a)
during the term of this Agreement, the Optionor shall take all actions and do all things necessary or desirable to ensure that (i) no liabilities are incurred on the Project other than with the express written consent of the Optionee, and (ii) the Project  remains free and clear of all Encumbrances whatsoever other than the Permitted Encumbrances and the Royalty;

(b)	the description of the Mineral Claims set forth herein is true and correct;

(c)
the Mineral Claims have been duly and validly located and recorded in the name of the Optionor according to industry standards in the Province of Ontario on lands open to location and have been recorded, filed, and maintained as required by the Mining Act (Ontario), and such Mineral Claims are not in conflict with any claims owned by other persons or entities and that all payments due to any Governmental Authorities in respect of the Mineral Claims have been made through the dates indicated in Schedule “A” attached hereto;

(d)	the Mineral Claims are free and clear of all liens, charges and encumbrances save and except for the Permitted Encumbrances;

(e)
the Optionor is the lawful owner of, has good legal and beneficial title to, and has the right to dispose of its rights in and to the Mineral Claims and (subject to all required regulatory approvals) the Miscellaneous Interests, and to give good marketable title thereto to the Optionee, free and clear of all liens, charges, encumbrances, obligations and any other restrictions save and except for the Permitted Encumbrances;

(f)	the Mineral Claims are in good standing and in full compliance with the mining legislation and regulations of the Province of Ontario;

(g)	there are no royalties payable on the Mineral Claims other than the Royalty;

(h)	there have been no defaults or other acts under the Mineral Claims which have or would permit the termination of same;

(i)
no Person has any right under preferential, pre-emptive or first purchase rights or otherwise to acquire any interest in the Project that might be triggered by virtue of this Agreement or the transactions contemplated hereby;

(j)
there is no actual, threatened or, to the best of its knowledge, contemplated Claim or challenge relating to the Project, nor to the best of its information, knowledge and belief is there any basis therefor, and there is not presently outstanding against the Optionor any judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator which would have a material effect upon the Project;

(k)
all taxes, assessments, rentals, levies and other payments, as well as all reports, relating to the Project and required to be made, performed and filed to and with any Governmental Authority in order to maintain the Project in good standing have been so made, performed or filed, as the case may be;

(l)
to the knowledge of the Optionor, the conditions on and relating to the Project respecting all past and current operations thereon are in compliance in all material respects with all Applicable Laws, including all Environmental Laws;

(m)
it has not received any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, and there are no outstanding work orders or actions, or any existing condition on the Project which could be the basis therefor, in respect to the Project or any operations thereon and that the Optionor has no knowledge of any other environmental issues affecting the Project or any operations carried out thereon;

(n)	all remediation and reclamation activities carried out on the Project by the Optionor have been conducted in compliance with Applicable Law;

(o)
it is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining to the Project and, except for this Agreement, no Material Contracts have been entered between the Optionor and any other Person with respect to the Project other than those contracts and commitments related to the Permitted Encumbrances to which the Mineral Claims are subject;

(p)
there is no adverse claim or challenge against or to the ownership of or title to the Project or which may impede the development thereof, nor to the knowledge of the Optionor is there any basis for any potential claim or challenge including claims made by any Aboriginal Peoples, there are no outstanding agreements or options to acquire or purchase the Project or any portion thereof, and no persons have any royalty, net profits or other interests whatsoever (save and except for the Royalty) in production from any of the mineral interests comprising the Project;

(q)
the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound, or any statute or regulation applicable to it;

(r)
no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(s)
the Optionor is not party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein; and

(t)	from and after the date of this Agreement, the Optionor will provide the Optionee with access to all of the data in its possession in respect of the Project.

Mutual Representations

2.2   Each party represents and warrants to the other, with the knowledge that the other party is relying upon same in entering into this Agreement, that:

(a)
it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(b)
it has the full corporate power and capacity to enter into this Agreement,  it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any Encumbrance under the provisions of the Articles or its constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(c)
the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound, or any statute or regulation applicable to it; and

(d)
no proceedings are pending for, and is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

Nature and Survival

2.3   The representations, warranties and covenants contained in this ARTICLE 2 are provided for the exclusive benefit of the party to which they are made, and a breach of any one or more thereof may be waived by the party to which they are made in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation, warranty or covenant, and the representations, warranties and covenants contained in this ARTICLE 2 shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Project and shall continue in full force and effect for the duration of this Agreement and for a period of two years thereafter.

2.4   If, prior to the expiry of the survival periods provided for in Section 2.3, no written Claim shall have been made under this Agreement against a party for any misstatement, inaccuracy or incorrectness or breach of any representation or warranty made in this Agreement by such party, such party shall have no further liability under this Agreement with respect to such representation or warranty. In providing a Claim, the party making the Claim shall not be obligated to set out in the Claim the amount of Costs suffered by such party, if such Costs, as at the time of making the Claim, are not reasonably ascertainable.

ARTICLE 3
OPTION

Grant of Option

3.1   In consideration of (i) the sum of ten dollars ($10.00) to be paid by the Optionee to the Optionor, (ii) the issuance of 250,000 shares of common stock, par value $0.00001 per share, of the Optionee (the “Shares”), and (iii) the covenant of the Optionee to the Optionor to make the Exploration Expenditures set out in Section 3.2 hereof, the Optionor hereby grants to the Optionee the sole and exclusive right to acquire up to a 100% undivided interest in the Project (the “Option”) subject only to the Royalty, free and clear of all Encumbrances and Claims save and except for the Permitted Encumbrances.

Exercise of Option

3.2   The Option will be exercisable by the Optionee upon the Optionee paying to the Optionor the sum of $10.00, issuing 250,000 Shares to the Optionor and incurring or causing to be incurred an aggregate $2,000,000 of cumulative Exploration Expenditures on the Project on or before the third anniversary of the date of this Agreement, all as follows:

(a)	paying cash in the amount of $10.00 on the date of this Agreement;

(b)	issuing 250,000 Shares within five (5) Business Days of the date of this Agreement;

(c)	incurring Exploration Expenditures of not less than $375,000 on or before the first anniversary of the date of this Agreement; and

(d)	incurring cumulative Exploration Expenditures of not less than $1,925,000 on or before the third anniversary of the date of this Agreement.

(e)	paying cash of $25,000 on the first, second and third anniversary dates of this Agreement;

The Optionee may incur the Exploration Expenditures at any time before they are due and, upon the Optionee making the payment and incurring the Exploration Expenditures detailed in this Section 3.2, the Optionee will be deemed to have acquired a 100% interest in the Project (save and except for the Royalty) and to have exercised the Option to acquire that interest.  The Optionee may, at its option, pay the Optionor cash in lieu of incurring all of part of any Exploration Expenditures due within thirty (30) Business Days of the required due date.

Firm Commitments

3.3   The obligation of the Optionee to pay the sum of $10.00 and issue the Shares pursuant to Paragraphs 3.2(a) and (b) are firm commitments of the Optionee and are subject to satisfactory completion of due diligence and board approval.  All other cash payments and Exploration Expenditures under Section 3.2 are optional at the sole discretion of the Optionee.

ARTICLE 4
ROYALTY

Royalty

4.1   Upon the commencement of Commercial Production from the Project, the Optionee  shall pay to the Optionor a Net Smelter Returns royalty (the “Royalty”), being equal to 3.0% of Net Smelter Returns.

Repurchase Right

4.2   The Optionee shall be entitled at any time and from time to time to purchase one-third (i.e. 1.0% NSR) of the Royalty from the Optionor by paying the sum of $1,000,000 to the Optionor (leaving the Optionor with a 2.0% NSR).

Royalty Payments

4.3   Payments to the Optionor on account of the Royalty shall be calculated quarterly and paid within sixty (60) days of the end of each fiscal quarter. The Optionor shall have the right, within ninety (90) days after the publication of the annual audited financial statements of the Optionee for each fiscal year during which the Project is in Commercial Production, to request an audit of the Royalty calculation by the Optionee’s public auditors, after which time period the Optionee’s calculations shall be deemed to be correct.  The cost of such audit shall be paid by the Optionor unless the audit reveals that the amount paid on account of the Royalty for the fiscal year in question was more than Ten Per Cent (10%) less than that calculated as being due by the auditor, in which case the cost of such audit shall be paid by the Optionee.

ARTICLE 5
TERMINATION OF OPTION

Termination

5.1   Subject to ARTICLE 16 hereof, the Option shall terminate, respectively:

(a)	upon the Optionee failing to make any payment or issuance, or incur the required Exploration Expenditures, which must be made or incurred by a specified date pursuant to Section 3.2; or

(b)	at any other time, by the Optionee giving notice of such termination to the Optionor.

Duties of Optionee upon Termination

5.2   If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall:

(a)	leave in good standing for a period of at least six months from the termination of the Option those mineral claims comprising the Project;

(b)
ensure that, as soon as practicable and in any event within sixty (60) days following termination, the Project is not subject to any Encumbrances other than those Encumbrances specifically described in Subparagraphs 1.1(y)(i), 1.1(y)(ii), 1.1(y)(iii) and 1.1(y)(iv)i and those at the time contested in good faith by the Optionee;

(c)
make available to the Optionor within sixty (60) days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Project and not theretofore furnished to the Optionor; and

(d)	within the time periods prescribed by Applicable Law, complete all reclamation work required under Applicable Law on the Project by virtue of the activities of the Optionee during the Option Period.

Residual Right of Entry

5.3   In the event of termination of the Option pursuant to Section 5.2 hereof, the Optionee shall have the right, within a period of one hundred and twenty (120) days following such termination, to remove from the Project all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Project by or on behalf of the Optionee.

ARTICLE 6
RIGHT OF ENTRY

During the Option Period the Optionee and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Project to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such Exploration and Development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable, subject to the provisions of ARTICLE 10 hereof;

(d)	bring upon and erect upon the Project buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	remove therefrom and dispose of ores, minerals and metals for the purpose of obtaining assays or making other tests.

ARTICLE 7
REGISTRATION AND TRANSFER OF PROPERTY INTERESTS

Registration and Transfer of Interests

7.1   Upon the request of the Optionee, the Optionor shall assist, when required, the Optionee to record a summary memorandum of this Agreement with the appropriate mining recorder.

Transfer Documents

7.2   Following the payment by the Optionee of the initial payment described in Section 3.1 and the satisfaction by the Optionee of the Exploration Expenditures described in Section 3.2 hereof, the Optionor shall execute such transfer documents (hereinafter call the “Project Transfer Documents”) as the Optionee and its counsel may reasonably deem necessary to assign, transfer and assure to the Optionee good, safe, holding and marketable title the Project.

Registration of Interests

7.3   Concurrent with the recording of the Project Transfer Documents, the Optionee shall assist, when required, the Optionor to record its interest in and to the Project with the appropriate mining recorder.

ARTICLE 8
AREA OF INTEREST

If during the term of the Option the Optionee acquires, directly or indirectly, any interest in any new claim(s) which are all or partly within two kilometers of the outer boundary of the claims currently comprised in the Project, the Optionee will disclose the acquisition to the Optionor and such claims shall form part of the Project.  If during the term of the Option the Optionor acquires, directly or indirectly, any interest in any new claim(s) which are all or partly within two kilometers of the outer boundary of the claims currently comprised in the Project, the Optionor will promptly disclose the acquisition to the Optionee and the Optionee will have the right (but not the obligation) to acquire and include in the Project such claims upon the Optionee reimbursing the Optionor for its reasonable out-of-pocket costs incurred in acquiring such claims within thirty (30) days of receiving notice of the acquisition.

ARTICLE 9
INFERTILE PROPERTY

Infertile Property

9.1   The Optionee shall have the right at any time to remove from this Agreement any portion of the Project by delivering Notice thereof to the Optionor, which notice shall list the claim, license or other asset that the Optionee wishes to remove (“Infertile Property”).

Transfer of Title

9.2   In the event that a Notice referred to in Section 9.1 is made prior to the Optionee registering the assets comprised in the Project in its name, the Optionee shall comply with the provisions of Paragraph 5.2 as though all references to the Project were read as references to the Infertile Property and the reference to the date of termination of the Option was read as a reference to the date of delivery of the Notice.  In the event that a Notice referred to in Section 9.1 is made after the Optionee registers the assets comprised in the Project in its name but prior to the deemed exercise of the Option, the Optionor may, within twenty (20) Business Days of such Notice, request that the Optionee transfer title to the Infertile Property to the Optionor.  If at the end of the aforementioned twenty (20) Business Day notice period, there is no request made by the Optionor to transfer title to the Infertile Property back to the Optionor, the Optionee shall have no further obligations to the Optionor in respect of the Interfile Property other than its obligations under Paragraph 5.2; and if there is a request made by the Optionor to transfer title to the Infertile Property back to the Optionor within the aforementioned twenty (20) Business Day notice period, upon such transfer, the Optionee shall have no further obligations to the Optionor in respect of the Infertile Property other than its obligations under Paragraph 5.2.  Should the Optionor request that title to the Infertile Property be transferred to it, the Optionee shall cooperate in registering the transfer (which shall be at the Optionor’s sole cost and expense) and the Optionee shall comply with the provisions of Paragraph 5.2 as though all references to the Project were read as references to the Infertile Property and the reference to the date of termination of the Option was read as a reference to the date of delivery of the Optionor’s request that title be transferred.

ARTICLE 10
DUTIES AND OBLIGATIONS
DURING THE OPTION PERIOD

Operator

10.1   During the Option Period, the Operator in respect of the Project shall be the Optionee.  The Optionee shall in its capacity as Operator determine in its sole discretion Programs for the Exploration and Development of the Project.

Reports of Exploration Expenditures

10.2   On or before the date which is ninety (90) days from each of the dates set forth in Sections 3.2(b) and 3.2(d), the Optionee shall deliver to the Optionor a summary report setting forth: (i) the work completed on the Project, (ii) the results of the work completed, (iii)  the Exploration Expenditures incurred by the Optionee to such dates including reasonable background documentation reasonably required to substantiate the Exploration Expenditures incurred, and (iv) planned Exploration Expenditures for the following period, if applicable.

Obligations of the Optionee

10.3   During the Option Period, the Optionee shall:

(a)
maintain in good standing the claims comprising the Project by the doing and filing of assessment work for the Project or the making of payments in lieu thereof, by the payment of taxes and rentals in respect of the Project, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all Encumbrances arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)	file the maximum allowable exploration expenditures for assessment credit in respect of the claims comprising the Project, acting reasonably;

(c)
permit the Optionor’s designated representatives at reasonable times and intervals, and in any event on 48 hours courtesy notice to the Optionee, to visit and inspect the Project, provided always that the Optionor shall abide by the rules and regulations laid down by the Optionee relating to matters of safety and efficiency in its operations, such access being at the sole risk and expense of the Optionor and further provided that the Optionee shall have no liability whatsoever for the safety of the designated representatives (except in cases of willful negligence);

(d)	do all work on the Project in a good and workmanlike fashion and in accordance with all Applicable Laws;

(e)	at the request of the Optionor, acting reasonably, provide the Optionor with copies of all reports, maps, assay results and other relevant technical data with respect to the Project;

(f)	notify the Optionor promptly of any significant exploration results;

(g)	provide the Optionor with copies of any and all notices received from Governmental Authorities which are material to the Project; and

(h)	arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by it in accordance with local statutory requirements.

ARTICLE 11
INDEMNIFICATIONS

Mutual Indemnifications

11.1   The Optionor covenants and agrees with the Optionee, and the Optionee covenants and agrees with the Optionor (the party so covenanting being referred to in this Section as the “Indemnifying Party”, and the other party being referred to in this Section as the “Indemnified Party”) that the Indemnifying Party shall:

(a)
be solely liable and responsible for any and all Claims which the Indemnified Party or any of its respective directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, may suffer, sustain, pay or incur; and

(b)
indemnify and save the Indemnified Party and its respective directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, harmless from any and all Claims which may be brought against or suffered by such Persons or which they may sustain, pay or incur, as a result of, arising out of, attributable to or connected with any breach or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Indemnifying Party under this Agreement (other than the Optionee’s failure to exercise the Option by determining not to incur any Exploration Expenditures when due) or any misstatement or inaccuracy of or any other incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement.

Indemnification for Environmental Liabilities

11.2   For greater certainty and without limiting the generality of the foregoing, the Parties acknowledge and agree that the Optionee shall not be responsible for any environmental or other liabilities accrued on the Project by the Optionor or any predecessor thereof prior to the date of this Agreement, and the Optionor hereby agrees to indemnify and hold harmless the Optionee and all of its directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the Optionee, in connection with such matters.

ARTICLE 12
FORCE MAJEURE

Effect of Force Majeure

12.1   If any party to this Agreement (the “Affected Party”) is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, terrorist acts, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Affected Party, excepting the want of funds or inability to obtain financing, then the time limited for the performance by the Affected Party of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

Notice

12.2   The Affected Party shall give notice to the other parties to this Agreement of each event of force majeure under Section 12.1 hereof within thirty (30) days thereof, and upon cessation of such event shall furnish the other parties to this Agreement with notice of that event together with particulars of the number of days by which the obligations of the Affected Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 13
TRANSFERS

13.1   Either party may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Project and/or this Agreement provided that (i) the non-transferring party has consented to the transfer, which consent shall not be unreasonably withheld or delayed, and (ii) any purchaser, grantee or transferee of any such interest shall have first delivered to the party(ies) not transferring an interest, its agreement relating to this Agreement and to the Project, containing:

(a)
a covenant to perform all the obligations of the transferring party to be performed under this Agreement in respect of the interest to be acquired by it from the transferring party to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

(b)
a provision subjecting any further sale, transfer or other disposition of such interest in the Project and/or this Agreement or any portion thereof to the restrictions contained in the foregoing paragraph (a).

13.2   Upon the transfer by a party of the entire interest at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the transferring party shall be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments accrued and due prior to the date on which the transferring party shall have no further interest in this Agreement.

ARTICLE 14
CONFIDENTIALITY AND INFORMATION

Confidentiality of Information

14.1   All information provided to or received by the Parties hereunder shall be treated as Confidential (“Confidential Information”) and will continue to be treated as Confidential during the currency of this Agreement and for a period of two years thereafter. The Optionee and the Optionor shall each solicit the consent of the other to the disclosure of Confidential Information in circumstances other than those set forth in Section 14.2 and such consent shall not be unreasonably withheld or delayed.

Permitted Disclosure

14.2   The consent required by Section 14.1 shall not apply to a disclosure to:

(a)	comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction;

(b)	a director, officer or employee of a party;

(c)	an Affiliate of a party;

(d)	a consultant, contractor or subcontractor of a party that has a bona fide need to be informed;

(e)	any third party to whom the disclosing party may assign any of its rights under this Agreement; or

(f)	a bank or other financial institution from which the disclosing party is seeking equity or debt financing provided, however, that in the case of Sections 14.2(e) and (f) the third party or parties, as the case may be, agree to maintain in Confidence for a period of not less than two years any of the Confidential Information so disclosed to them.

Exception

14.3   The obligations of Confidence and prohibitions against use under this Agreement shall not apply to information that the disclosing party can show by reasonable documentary evidence or otherwise:

(a)	as of the date of this Agreement was in the public domain;

(b)
after the date of this Agreement was published or otherwise became part of the public domain through no fault of the disclosing party or an Affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); or

(c)	was information that the disclosing party or its Affiliates were required to disclose pursuant to the order of any Governmental Authority or judicial authority.

ARTICLE 15
ARBITRATION

Submission of Matters to Arbitration

15.1   The parties agree that all questions or matters in dispute with respect to this Agreement, shall be subject to arbitration under the Arbitration Act (Ontario), or any legislation in substitution therefor (the “Act”), and as provided in this ARTICLE 15.

Notice

15.2   It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than ten (10) days’ prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.  On the expiration of such ten days the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 15.3 herein.

Conduct of Arbitration

15.3   Any such arbitration procedure shall be before a single arbitrator (and thus subject to the provisions of the Act relating to the appointment of a single arbitrator). Such notice shall set forth a brief description of the matter submitted for arbitration and, if appropriate, the clause of the Agreement under which such matter is so submitted.   Submission to arbitration under the provisions of this section shall be a condition precedent of the bringing of any action with respect to this Agreement.

Award Binding

15.4   The parties agree that the award of the arbitrator, shall be final and binding upon each of them.

ARTICLE 16
DEFAULT

Notice of Default

16.1   The parties hereto agree that if the Optionee is in default with respect to any of the provisions of this Agreement, the Optionor shall give notice to the Optionee, designating such default, and within thirty (30) days after its receipt of such notice, the Optionee shall either:

(a)	cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)	give the Optionor notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

Submission of Matter to Arbitration

16.2   If arbitration is sought, a party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of ARTICLE 15 hereof.

Termination

16.3   If:

(a)	the default is not so cured or a commencement made on proceeding to cure it;

(b)	arbitration is not so sought; or

(c)	the Optionee is found in arbitration proceedings to be in default, and fails to cure it or commence proceedings to cure it within thirty (30) days after the rendering of the arbitration award then the Optionor may, by written notice given to the Optionee at any time while the default continues, terminate the Option.

ARTICLE 17
NOTICES

17.1 Any notice, demand or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement (each a “Notice”) will be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded electronic communication, to:

if to the Optionor:

Victoria Gold Corp.
80 Richmond Street W., Suite 303
Toronto, Ontario M5H 2A4
Attention: Chief Executive Officer
Fax: (416) 866-8801

if to the Optionee:

Gold Bag Inc.
4695 MacArthur Court, Suite 1430
Newport Beach, California 92660
Attention: Chief Executive Officer
Fax: (949) 475-9087

or to such other address as the party to whom such Notice is to be given will have last notified the party giving the same in the manner provided in this Article.  Any Notice so delivered will be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day in which case the Notice will be deemed to have been given and received on the Business Day next following the day it is so delivered.  Any Notice transmitted by facsimile transmission or other form of recorded electronic communication will be deemed to have been given and received on the next Business Day following its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day.

ARTICLE 18
GENERAL

Governing Law

18.1   This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

No Partnership

18.2   The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever.  No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

Entire Agreement

18.3   This Agreement, including its Schedules, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any agreement or document delivered pursuant to this Agreement.  No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

No Waiver

18.4   No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

Further Assurances

18.5   Subject to the terms and conditions of this Agreement, the Optionor and the Optionee will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and from time to time, without further consideration, each party will, at its own expense, execute and deliver such documents to any other party as such party may reasonably request in order to consummate the transactions contemplated by this Agreement. Each of the Parties agrees to take all such actions as are within its power to control, and to use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in this Agreement which are for the benefit of any other party.

Assignment and Successors

18.6   This Agreement is binding upon and shall enure to the benefit of the Parties and their respective Successors and permitted assigns.

Time of Essence

18.7   Time shall be of the essence of this Agreement.

Counterparts & Facsimile

18.8   This Agreement may be executed by the Parties in separate counterparts and by facsimile, and each of which when so executed and delivered shall be original, but all such counterparts shall together constitute one and the same instrument.

[remainder of page intentionally blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

VICTORIA GOLD CORP.

Per:
       Authorized Signatory

GOLD BAG INC.
Per:
       Authorized Signatory

Schedule “A”

The Project

Watabeag Property

Tenure Type - Lease
Lease 105143
Described as L549050 ET AL
Township - Currie
Land Registry Office - Cochrane
Parcel No: 1561LC
PIN No. 65382-0120 (LT)
Area in Hectares - 131.118

Claim Numbers	Lot	Concession	Claim Numbers	Lot	Concession
L555140	05	03	L555143	04	03
L549050	04	03	L555141	04	03
L555142	04	03	L549051	05	03
L549052	05	03	L555139	05	03

Russell Creek Property

Tenure Type - Lease
Lease 105144
Described as L545339 ET AL
Township - Bowman
Land Registry Office - Cochrane
Parcel No: 1562LC
PIN No. 65381-0590 (LT)
Area in Hectares - 64.143

Claim Numbers	Lot	Concession	Claim Numbers	Lot	Concession
L545339	09	03	L545369	09	03
L545342	09	03	L554706	09	03

Tenure Type - Lease
Lease 105145
Described as L532707 ET AL
Township - Bowman
Land Registry Office - Cochrane
Parcel No: 1559LC
PIN No. 65381-0588 (LT)
Area in Hectares - 64.143

Claim Numbers	Lot	Concession	Claim Numbers	Lot	Concession
L532707	08	03	L545367	08	03
L545368	08	03	L554705	08	03